EMPLOYMENT AGREEMENT



        This Employment Agreement ("Agreement") is hereby entered into this 2nd day of October, 1997, between Jotan, Inc., a Florida corporation ("Employer" or "Company"), and Edward Lipscomb, an individual residing in Monroe, LA ("Employee").

                                   WITNESSETH:

        Employer wishes to obtain or keep the services of Employee and Employee wishes to be employed by Employer upon the terms and conditions set forth herein.

        Now, therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

        1. Employment. Employer hereby agrees to employ or continue to employ Employee and Employee agrees to serve Employer as an employee for the term of this Agreement and upon the terms and conditions herein set forth.

        2. Responsibilities. During the term of this Agreement Employee shall serve as a Vice President & Chief Financial Officer for the Employer's headquarters location or in such other position as Employer's Board of Directors or its designee shall determine. Employee shall be responsible for such matters as the Board of Directors or its designee may from time to time determine and Employee's services shall be subject to the direction of such Board of Directors and its designees).

        Employee will devote Employee's full working time, attention and energy to the affairs of Employer or its subsidiaries, as directed by Employer's Board of Directors or its designee. (As used herein, the term "subsidiary" shall mean any company 51% or more of whose outstanding stock is owned by another company and "wholly-owned subsidiary" shall mean any company 80% or more of whose outstanding stock is owned by another company.) Employee shall diligently and to the best of Employee's ability perform all duties incident to Employee's employment hereunder. Employee shall use Employee's best efforts to promote the interests of Employer.

        3. Compensation. As compensation for Employee's services during the term of this Agreement, Employer shall pay Employee in accordance with the schedule attached hereto as Exhibit "A" and incorporated herein by reference.

        4. Term. This Agreement shall be effective as of October 1, 1997. Subject to the provisions for termination as set forth in Section 5, the term of this Agreement shall be for five years; provided, that the term of this Agreement shall be automatically extended for successive one year terms thereafter so long as neither party hereto has given the other written notice of termination at least sixty days prior to the end of the original term or the end of any subsequent one-year term.

        5. Termination. In addition to termination pursuant to the provision of Section 4, this Agreement will terminate (a) upon the death of Employee, (b) upon written notice of termination from Employer after Employee has been unable, due to a disability, to perform the essential functions of his position, with or without reasonable accommodation, for at least ninety (90) days in any twelve (12) month period, (c) upon thirty
   (30) days written notice by Employer that it is terminating Employee without cause, or (d) upon written notice by Employer that it is terminating Employee for Cause.

             5.1 "Cause," as used in this Section, shall be defined to include the following:

                  (a) Employee commits or is convicted of a felonious offense or a crime involving moral turpitude; or

                  (b) Employee has dishonestly dealt with the assets or business of Employer in a manner which has caused the Employer material harm; or

                  (c) Employee has misappropriated or disclosed to others in competition with Employer any confidential information of Employer, including trade secrets, customer lists, plans, or other intellectual property interest of Employer; or

                  (d) Employee has used illegal drugs, has abused prescription drugs, has been intoxicated by alcohol or drugs - while working or representing Employer or has been guilty of gross negligence or misconduct in the execution of his duties for Employer which has caused the Employer material harm; or

                  (e) Employee fails to abide by reasonable rules of conduct or policies promulgated by Employer governing conduct of its Employees or Employee engages in any activity or business relationship that conflicts with any interest of Employer and as a result of either of these two faults has caused the Employer material harm; or

                  (f) Employee has breached the terms of this Agreement or has otherwise materially failed to perform his obligations hereunder.

             5.2 If Employee is terminated with Cause, Employer shall be required to pay only Employee's compensation through the effective date of termination and Employer shall be entitled to relieve Employee of Employee's duties during any notice period prior to the effective date of termination.

             5.3 Employee may resign Employee's employment hereunder upon ninety (90) days written notice of his intent to resign; provided, however, that Employee agrees to remain employed pursuant to the terms of this Agreement for an additional period of up to ninety (90) days after the initial notice period at the request of Employer if Employer makes such request more than ten (10) days prior to the end of the initial notice period. If Employee resigns, Employer shall be entitled to relieve Employee of Employee's duties during any portion, or all, of the notice period.

        6.   Non-Competition.

             6.1  The parties acknowledge:

                  (a) that Employee's services under this Agreement will require special expertise and talent in the Business Activities (as defined below) and that Employee has developed or will develop substantial contacts with suppliers and industrial and commercial customers of Employer and its subsidiaries;

                  (b) that Employee will be well-compensated under this Agreement for the expertise, knowledge and contacts Employee has obtained and will obtain;

                  (c) that pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that Employer is placing Employee in such position and giving Employee access to such information in reliance upon Employee's not competing against Employer or its subsidiaries, and not soliciting Employer's or its subsidiaries, industrial and commercial customers during the time periods set forth in this Agreement;

                  (d) that due to Employee's special experience and talent, the loss of Employee's services to Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law;

                  (e) that Employee is or will be capable of competing with and substantially harming Employer and its subsidiaries and has or will have more than adequate experience, customer contact, supplier contact, name recognition and industry reputation to start and/or sustain a competing business; and

                  (f) that the terms of this Section 6 are necessary to protect Employer's legitimate business interests and confidential information and that Employee's competition with Employer or its subsidiaries or other violation of the covenants set forth below would cause substantial and irreparable harm to Employer.

             6.2 For purposes of this Agreement, "Trade Secrets" shall mean all secret, proprietary or confidential information regarding Employer or its business, whether developed by Employee or otherwise, including any and all information not generally known to, or ascertainable by, persons not employed by Employer, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to Employer. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Employer.

             6.3 For purposes of this Agreement, "Confidential Information" means information, other than Trade Secrets, which relates to Employer, Employer's business, or Employer's suppliers or customers that is not generally known by persons not employed by Employer and which Employee has learned as a consequence of Employee's relationship to Employer. Such information includes, without limitation, financial information, strategic plans and forecasts, marketing plans and forecasts, customer lists, customer pricing and order data, supplier lists, or technical information relating to Employer's products or services. Confidential Information shall not include information which has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Employer.

             6.4 During the time that Employee is an employee of Employer, and for a period of one (1) year thereafter (regardless of whether Employee's employment terminates voluntarily or involuntarily or with or without cause), Employee shall not, directly or indirectly, seek or obtain a "Competitive Position" in the "Territory" with a "Competitor" of Employer. For purposes of this Agreement, a "Competitor" of Employer is any entity, individual, partnership, joint venture, association, firm or corporation engaged, wholly or in part, in "Business Activities"; a "Competitive Position" is any employment with a "Competitor" of Employer in which Employee will use or is likely to use any Confidential Information or Trade Secrets (as those terms are defined above in this Agreement), or in which Employee has duties for such "Competitor" of Employer that relate to "Business Activities" and that are the same or similar to those actually performed by Employee for Employer; "Business Activities" shall mean the wholesale distribution and sale of packaging materials to industrial and commercial accounts and customers in the moving and storage industry, the air freight industry, the perishables transportation industry, and the perishable product industry; and "Territory" shall mean the geographic area consisting of the territory within two hundred and fifty (250) miles of each of the distribution centers operated by Employer. Employee acknowledges and agrees that the foregoing Territory is reasonable because Employee has performed and/or will perform substantial work in connection with sales made, and Confidential Information and Trade Secrets relating to, all of the listed locations and the areas surrounding them.

             6.5 Notwithstanding anything contained herein, Employee may own up to 5% of the shares of a publicly-held corporation which competes with Employer or its subsidiaries, provided that none of Employee's other relationships with such corporation violate the terms of this
        Section 6.

             6.6 During the Term of this Agreement and for two (2) years thereafter, Employee shall not, on Employee's behalf or on behalf of others, use or disclose any Confidential Information or Trade Secrets except in the furtherance of the business of Employer. Trade Secrets shall not lose the protection of this provision at the end of the two-year period. Employee shall not use or disclose any Trade Secret at any time while the information remains a Trade Secret. Nothing in this provision shall limit the protections available to Employer under any federal, state or local statute or legal principle governing confidential information or trade secrets.

             6.7 All records, files, software, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use, development and integration of Employer products or materials, and the like (together with all copies of such documents and things) relating to the business of Employer, including any and all Trade Secrets and Confidential Information, which Employee shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties to this Agreement, remain the sole property of Employer and Employee hereby conveys such property to Employer. Employee agrees that he shall return to Employer all such information and materials, including all copies thereof immediately upon the termination of his employment with Employer and, at the request of Employer, he shall cooperate with Employer to assign such information and materials to Employer and/or to register or obtain patent, trademark, service mark or copyright protection in favor of Employer with respect to all such information and materials.

             6.8 Notwithstanding anything else in this Agreement, the terms of this Section 6 shall survive the expiration or termination of Employee's employment or of this Agreement. In addition to any other remedies available to Employer, if Employee violates any portion of this Section 6, he shall forfeit and return all severance due to him, or already paid to him pursuant to this Agreement or any other agreement.

        Employee acknowledges that this agreement not to compete with Employer and its subsidiaries is necessarily of a special, unique and extraordinary nature, and that the loss arising from a breach thereof cannot reasonably be compensated by money damages and will cause Employer and its subsidiaries irreparable harm. Accordingly, upon the failure of Employee to comply with the terms of this Section 6 at any time, Employer and its subsidiaries shall be entitled to injunctive and other extraordinary relief in case of such breach, such injunctive or other extraordinary relief to be cumulative to, but not in limitation of, any other remedies to which Employer or its subsidiaries may be entitled.

        Employer and Employee intend that Employer have the broadest possible protection from unfair competition by Employee with Employer and its subsidiaries, consistent with public policy. Accordingly, should any court of competent jurisdiction determine that, consistent with the established precedent of the forum state, the public policy of such state requires a more limited restriction in duration, geographic area, nature of restricted activity, or any combination thereof, it would be in furtherance of the intentions of the parties hereto for the court to so interpret and construe the terms of this Agreement to apply to only such more limited restrictions to an appropriate degree.

        7. Transfer. This Agreement and all rights and obligations hereunder are personal to Employer and may not be assigned, transferred, alienated or hypothecated by Employee without the express written consent of the Employer.

        8.   Miscellaneous.

             8.1 Amendment. This Agreement shall not be amended except by a written agreement signed and delivered by the parties hereto.

             8.2 Governing Law. The interpretation and construction of this Agreement shall be governed by the laws of the State of Florida.

             8.3 Notices. All notices and communications given pursuant hereto shall be in writing and shall be deemed to have been duly given if mailed by registered mail, return receipt requested:

                  (a)  if to Employer:
                       Jotan, Inc.
                       118 West Adams St.
                       Jacksonville, Florida 32202
                       Attention:     President

                  (b)  if to Employee:
                       _______________________________________
                       _______________________________________
                       _______________________________________

        Either party may change the address to which such notices and communications shall be sent by written notice to the other party.

             8.4 Scope. This Agreement constitutes the entire understanding of Employee with respect to Employer and supersedes all agreements or understandings previously made between the parties hereto relating to this subject matter.

             8.5 Gender. Pronouns of any gender used herein shall include the other gender and the neuter, and the singular and the plural shall each include the other.

             8.6 Change of Control. This agreement will be binding on any successor(s) to the Employer.

             8.7 In the event of a Change of Control, where a simple majority of the outstanding common shares of the Company is owned by individuals or institutions who are not now owners of at least twenty
        (20) percent of said shares, the Employee will have all earned and awarded unvested stock options to purchase capital stock of the Company then held by the Employee become immediately vested and exercisable upon his voluntary or involuntary termination.

        IN WITNESS WHEREOF, the parties hereby have executed this Agreement as to the day and year first above written.

                                      EMPLOYER:
                                      JOTAN, INC.

                                      BY:_____________________________________
                                      Title:__________________________________

                                      EMPLOYEE:

                                  EXHIBIT A

                                  JOTAN, INC.
                              118 W. Adams Street
                             Jacksonville, FL 32202

                                                           September 19, 1997

   Mr. Edward L. Lipscomb
   212 E. Frenchman's Bend Road
   Monroe, LA 71203

   Dear Ed:

   This letter will confirm our offer to you as Vice President & Chief Financial Officer including the following terms.

   Salary:        $120,000 annually, with annual reviews.
   Bonus:         30% of annual salary at target (potential to exceed this
                  amount).
                  Guaranteed minimum bonus of 15% of salary for the first
                  twelve months.
   Stock Options: 150,000 possible over five periods (30,000 possible annually.)
                  Each period you will have the right to earn up to 30,000
                  options.  You will receive 40% for remaining a full-time
                  employee and up to 60% for meeting specific goals.
                  The first period would be your date of employment until
                  12/31/97.  The other four periods would be the four
                  calendar years 1998 - 2001.  Options awarded would vest
                  equally over a four-year period.  The strike price for all options would be the average trading price on your first
                  day of employment.
   Vacation:      4 weeks
   Relocation:    Normal and customary expenses for moving, house
                  hunting trips, and real estate fee for selling
                  existing residence.
   Severance:     You will be asked to sign a five-year employment
                  agreement containing a non-compete agreement.  In
                  return, you will receive a severance agreement which
                  will provide you with severance equal to one year's
                  salary if you are terminated not-for-cause during the
                  contract period.  A copy of this agreement is
                  attached.
   Benefits:      Standard company benefits including our 401(k) plan with a
                  50% match beginning after you have been an employee over six months.

   This offer is based on the assumption that you will begin employment no later than October 1, 1997.

   If this offer is satisfactory to you please sign it and fax it back to me at 904-355-4849.

   I look forward to working with you.

                                      Sincerely,

                                      /s/ William H. Ames

                                      William H. Ames
                                      President




   ACCEPTED


   (Ed Lipscomb)                           (Date)